                                                                   EXHIBIT 10.29

                                                                  EXECUTION COPY

================================================================================

                                 $1,550,000,000

                         364-DAY COMPETITIVE ADVANCE AND

                            REVOLVING CREDIT FACILITY

                                      among

                                RAYTHEON COMPANY

                                as the Borrower,

                     RAYTHEON TECHNICAL SERVICES COMPANY and

                           RAYTHEON AIRCRAFT COMPANY,

                              each as a Guarantor,

                            THE LENDERS NAMED HEREIN,

                             BANK OF AMERICA, N.A.,

                              as Syndication Agent,

               CITICORP USA, INC. and CREDIT SUISSE FIRST BOSTON,

                            as Documentation Agents,

                                       and

                              JPMORGAN CHASE BANK,

                            as Administrative Agent,

                          Dated as of November 25, 2002

================================================================================

                         J.P. MORGAN SECURITIES INC. and

                         BANC OF AMERICA SECURITIES LLC

                  as Joint Lead Arrangers and Joint Bookrunners

                                TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                    ----
ARTICLE I Definitions..............................................................................    1
     SECTION 1.01.       Defined Terms.............................................................    1
     SECTION 1.02.       Terms Generally...........................................................   13

ARTICLE II The Credits.............................................................................   13
     SECTION 2.01.       Commitments...............................................................   13
     SECTION 2.02.       Loans.....................................................................   13
     SECTION 2.03.       Competitive Bid Procedure.................................................   14
     SECTION 2.04.       Borrowing Procedure.......................................................   16
     SECTION 2.05.       Evidence of Debt; Repayment of Loans......................................   16
     SECTION 2.06.       Fees......................................................................   17
     SECTION 2.07.       Interest on Loans.........................................................   18
     SECTION 2.08.       Default Interest..........................................................   18
     SECTION 2.09.       Alternate Rate of Interest................................................   18
     SECTION 2.10.       Termination and Reduction of Commitments..................................   19
     SECTION 2.11.       Conversion and Continuation of Revolving Credit Borrowings................   19
     SECTION 2.12.       Prepayment................................................................   20
     SECTION 2.13.       Reserve Requirements; Change in Circumstances.............................   21
     SECTION 2.14.       Change in Legality........................................................   22
     SECTION 2.15.       Indemnity.................................................................   22
     SECTION 2.16.       Pro Rata Treatment........................................................   23
     SECTION 2.17.       Sharing of Setoffs........................................................   23
     SECTION 2.18.       Payments..................................................................   23
     SECTION 2.19.       Taxes.....................................................................   24
     SECTION 2.20.       Assignment of Commitments Under Certain Circumstances; Duty to Mitigate...   26

ARTICLE III Representations And Warranties.........................................................   26
     SECTION 3.01.       Organization; Powers......................................................   26
     SECTION 3.02.       Authorization.............................................................   27
     SECTION 3.03.       Enforceability............................................................   27
     SECTION 3.04.       Governmental Approvals....................................................   27
     SECTION 3.05.       Financial Statements......................................................   27
     SECTION 3.06.       No Material Adverse Change................................................   27
     SECTION 3.07.       Litigation; Compliance with Laws..........................................   27
     SECTION 3.08.       Federal Reserve Regulations...............................................   28
     SECTION 3.09.       Investment Company Act; Public Utility Holding Company Act................   28
     SECTION 3.10.       Tax Returns...............................................................   28
     SECTION 3.11.       No Material Misstatements.................................................   28
     SECTION 3.12.       Employee Benefit Plans....................................................   28
     SECTION 3.13.       No Default................................................................   29
     SECTION 3.14.       Ownership of Property; Liens; Insurance...................................   29
     SECTION 3.15.       Intellectual Property.....................................................   29
     SECTION 3.16.       Labor Matters.............................................................   29
     SECTION 3.17.       Environmental Matters.....................................................   29
     SECTION 3.18.       Solvency..................................................................   30

                                                                                                    PAGE
                                                                                                    ----
ARTICLE IV Conditions Of Effectiveness and Lending.................................................   30
     SECTION 4.01.       All Borrowings............................................................   30
     SECTION 4.02.       Effectiveness.............................................................   31

ARTICLE V Affirmative Covenants....................................................................   32
     SECTION 5.01.       Existence; Businesses and Properties......................................   33
     SECTION 5.02.       Insurance.................................................................   33
     SECTION 5.03.       Payment of Obligations; Taxes.............................................   33
     SECTION 5.04.       Financial Statements, Reports, etc........................................   33
     SECTION 5.05.       Litigation and Other Notices..............................................   34
     SECTION 5.06.       Employee Benefits.........................................................   34
     SECTION 5.07.       Maintaining Records; Access to Properties and Inspections.................   35
     SECTION 5.08.       Use of Proceeds...........................................................   35
     SECTION 5.09.       Environmental Laws........................................................   35

ARTICLE VI Negative Covenants......................................................................   35
     SECTION 6.01.       Liens.....................................................................   35
     SECTION 6.02.       Sale and Lease-Back Transactions..........................................   37
     SECTION 6.03.       Mergers, Consolidations and Sales of Assets...............................   37
     SECTION 6.04.       Subsidiary Indebtedness...................................................   37
     SECTION 6.05.       Financial Covenants.......................................................   38

ARTICLE VII Events Of Default......................................................................   38

ARTICLE VIII The Administrative Agent..............................................................   40

ARTICLE IX Guarantee...............................................................................   42

ARTICLE X Miscellaneous............................................................................   43
     SECTION 10.01.      Notices...................................................................   43
     SECTION 10.02.      Survival of Agreement.....................................................   44
     SECTION 10.03.      Binding Effect............................................................   44
     SECTION 10.04.      Successors and Assigns....................................................   44
     SECTION 10.05.      Expenses; Indemnity.......................................................   47
     SECTION 10.06.      Right of Setoff...........................................................   48
     SECTION 10.07.      APPLICABLE LAW............................................................   48
     SECTION 10.08.      Waivers; Amendment........................................................   48
     SECTION 10.09.      Interest Rate Limitation..................................................   48
     SECTION 10.10.      Entire Agreement..........................................................   49
     SECTION 10.11.      WAIVER OF JURY TRIAL......................................................   49
     SECTION 10.12.      Severability..............................................................   49
     SECTION 10.13.      Counterparts..............................................................   49
     SECTION 10.14.      Headings..................................................................   49
     SECTION 10.15.      Jurisdiction; Consent to Service of Process...............................   49
     SECTION 10.16.      Confidentiality...........................................................   50
     SECTION 10.17.      Release of Guarantees.....................................................   50
     SECTION 10.18.      Waiver and Consent of the Existing Credit Agreement.......................   51

EXHIBITS

Exhibit A      Administrative Questionnaire
Exhibit B      Form of Assignment and Acceptance
Exhibit C      Form of Borrowing Request
Exhibit D-1    Form of Competitive Bid Request
Exhibit D-2    Form of Notice of Competitive Bid Request
Exhibit D-3    Form of Competitive Bid
Exhibit D-4    Form of Competitive Bid Accept/Reject Letter
Exhibit E      Form of Opinion of Jay B. Stephens
Exhibit F      Form of Opinion of Bingham McCutchen LLP

SCHEDULES

Schedule 2.01   Lenders and Commitments
Schedule 3.01   Significant Subsidiaries
Schedule 3.05   Financial Statements/Material Liabilities
Schedule 3.07   Litigation
Schedule 6.01   Existing Liens
Schedule 6.04   Existing Subsidiary Indebtedness

     364-DAY COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY, dated as of November 25, 2002, among RAYTHEON COMPANY, a Delaware corporation (the "Borrower"), RAYTHEON TECHNICAL SERVICES COMPANY, a Delaware corporation, and RAYTHEON AIRCRAFT COMPANY, a Kansas corporation, each as a Guarantor (in such capacity, each a "Guarantor" and, collectively, the "Guarantors"), the Lenders (as defined in Article I), J.P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the "Arrangers"), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the "Syndication Agent"), CITICORP USA, INC. and CREDIT SUISSE FIRST BOSTON, as documentation agents (in such capacity, each a "Documentation Agent" and, collectively, the "Documentation Agents"), and JPMORGAN CHASE BANK, a New York banking corporation, as administrative agent (in such capacity, the "Administrative Agent", and, collectively with the Syndication Agent, the "Agents") for the Lenders.

     The Borrower has requested the Lenders, and the Lenders have agreed, to extend credit in the form of Revolving Loans at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $1,550,000,000. The Borrower also has requested the Lenders to provide a procedure pursuant to which the Borrower may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrower. The proceeds of the Loans are to be used by the Borrower for working capital and general corporate purposes of the Borrower and its Subsidiaries.

     The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

     "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

     "ABR Loan" shall mean any Loan bearing interest at the Alternate Base Rate in accordance with the provisions of Article II.

     "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A.

     "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

     "Agents" shall have the meaning assigned to such term in the preamble.

     "Agents' Fees" shall have the meaning assigned to such term in
Section 2.06(c).

     "Aggregate Revolving Credit Exposure" shall mean the aggregate amount of the Lenders' Revolving Credit Exposures.

     "Agreement" shall mean this 364-Day Competitive Advance and Revolving Credit Facility, as amended, supplemented or otherwise modified from time to time.

     "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the preceding sentence, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

     "Applicable Percentage" shall mean, with respect to any Eurodollar Loan (other than any Eurodollar Competitive Loan), with respect to any ABR Loan or with respect to the Facility Fees, as the case may be, with respect to the day of, and any day after, the Closing Date, the applicable percentage set forth below under the caption "Eurodollar Spread", "ABR Spread" or "Fee Percentage", as the case may be, based upon the ratings by S&P and Moody's, respectively, applicable on such date to the Index Debt; provided, that, after the Maturity Date and until the six-month anniversary of the Maturity Date, the applicable percentage (Eurodollar Spread or ABR Spread) below shall be increased by 0.500% per annum, and after the six-month anniversary of the Maturity Date, the applicable percentage (Eurodollar Spread or ABR Spread) below shall be increased by 1.000% per annum:

                                              Eurodollar Spread          ABR Spread          Fee Percentage
                                              -----------------          ----------          --------------
Category 1
BBB+ or higher by S&P or
Baa1 or higher by Moody's                          0.625%                  0.000%                0.125%

Category 2
BBB by S&P or
Baa2 by Moody's                                    0.725%                  0.000%                0.150%

Category 3
BBB- by S&P or
Baa3 by Moody's                                    0.950%                  0.000%                0.175%

Category 4
BB+ by S&P
or Ba1 by Moody's                                  1.275%                  0.500%                0.225%

Category 5
BB or lower by S&P
or Ba2 or lower by Moody's                         1.675%                  1.000%                0.325%

     For purposes of this definition, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Applicable Percentage shall be based on the higher of the two ratings unless the ratings differ by more than one category, in which case the governing rating shall be the rating next below the higher of the two; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation.

     "Arrangers" shall have the meaning assigned to such term in the preamble.

     "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

     "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate. The term "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other domestic banking authority to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to three months. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. The term "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Administrative Agent as the then current net annual assessment rate that will be employed in determining amounts payable by the Administrative Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in Dollars at the Administrative Agent's domestic offices.

     "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

     "Borrowing" shall mean a group of Loans of a single Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect.

     "Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.04 and substantially in the form of Exhibit C.

     "Business" shall have the meaning assigned to such term in Section 3.17.

     "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

     "Capital Lease Obligations" shall mean as to any person, the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     A "Change in Control" shall be deemed to have occurred if (a) any "person" or "group" as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange
Act), directly or indirectly, of more than 50% of the outstanding common stock of the Borrower, or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

     "Closing Date" shall mean November 25, 2002.

     "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

     "Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder in an aggregate principal and/or face amount not to exceed the amount set forth opposite such Lender's name on
Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be (a) reduced from time to time pursuant to Section 2.10 or pursuant to Section 2.16, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section
10.04. The aggregate initial Commitments shall be $1,550,000,000.

     "Competitive Bid" shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

     "Competitive Bid Accept/Reject Letter" shall mean a notification made by the Borrower pursuant to Section 2.03(d) in the form of Exhibit D-4.

     "Competitive Bid Rate" shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.03(b), (i) in the case of a Eurodollar Competitive Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

     "Competitive Bid Request" shall mean a request made pursuant to
Section 2.03 in the form of Exhibit D-1.

     "Competitive Borrowing" shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower under the bidding procedure described in Section 2.03.

     "Competitive Loan" shall mean a Loan from a Lender to the Borrower pursuant to the bidding procedure described in Section 2.03. Each Competitive Loan shall be a Eurodollar Competitive Loan or a Fixed Rate Loan.

     "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Borrower dated October 2002, as revised, amended, modified or otherwise supplemented prior to the date hereof.

     "Consolidated EBITDA" " shall mean, for any period, the sum of (a) Consolidated Net Income for such period and (b) the aggregate amounts deducted in determining Consolidated Net Income in respect of (i) Consolidated Net Interest Expense for such period, (ii) income taxes, depreciation and amortization of the Borrower and its consolidated Subsidiaries for such period determined in accordance with GAAP and (iii) write-offs of goodwill as required, or as would be required in the next succeeding fiscal year of the Borrower, by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

     "Consolidated Interest Coverage Ratio" shall mean for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Net Interest Expense for such period.

     "Consolidated Net Income": for any period, the consolidated net income (or deficit) of the Borrower and its consolidated Subsidiaries for such period, determined in accordance with GAAP; provided that for the fiscal quarter of the Borrower and its consolidated Subsidiaries ending June 30, 2002, such Consolidated Net Income shall be increased by an amount not to exceed $450,000,000 for such fiscal quarter, representing one-time charges to the extent recorded in connection with the discontinued operations of Raytheon Engineers and Constructors with respect to such quarter.

     "Consolidated Net Interest Expense" shall mean, for any period, net interest expense of the Borrower and its consolidated Subsidiaries for such period, determined in accordance with GAAP.

     "Consolidated Net Tangible Assets" shall mean, as at any date of determination, the total amount of assets of the Borrower and the Subsidiaries (less applicable depreciation, amortization and other valuation reserves) at such date, after deducting therefrom (a) all current liabilities of the Borrower and the Subsidiaries at such date and (b) all goodwill, trade names, trademarks, patents, unamortized debt issuance fees and expenses and other like intangibles at such date.

     "Contractual Obligations" shall mean, as to any person, any provision of any security issued by such person or of any agreement, instrument or other undertaking to which such person is a party or by which it or any of its property is bound.

     "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

     "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

     "Dollars" or "$" shall mean lawful money of the United States of America.

     "Environmental Laws" shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other applicable laws or regulations (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

     "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

     "ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice that Withdrawal Liability is being imposed or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and (h) the occurrence of a non-exempt "prohibited transaction" with respect to which the Borrower or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975) of the Code, or with respect to which the Borrower or any such Subsidiary could otherwise be liable.

     "Eurocurrency Reserve Requirements" shall mean for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

     "Eurodollar Base Rate" shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

     "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar
Loans.

     "Eurodollar Competitive Borrowing" shall mean a Borrowing comprised of Eurodollar Competitive Loans.

     "Eurodollar Competitive Loan" shall mean any Competitive Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

     "Eurodollar Loan" shall mean any Eurodollar Revolving Loan or Eurodollar Competitive Loan.

     "Eurodollar Rate" shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

     "Eurodollar Revolving Credit Borrowing" shall mean a Borrowing comprised of Eurodollar Revolving Loans.

     "Eurodollar Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

     "Event of Default" shall have the meaning assigned to such term in Article VII.

     "Excess Utilization Day" shall mean each day on which the Utilization Percentage exceeds 33.3%.

     "Existing Credit Agreement" shall mean the 364-Day Competitive Advance and Revolving Credit Facility Credit Agreement, dated as of November 28, 2001 (as amended, supplemented or otherwise modified through the date hereof), among Raytheon Company, as the borrower, Raytheon Technical Services Company and Raytheon Aircraft Company, as guarantors, the lenders from time to time parties thereto, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, as administrative agent.

     "Facility Fee" shall have the meaning assigned to such term in
Section 2.06(a).

     "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "Fee Letter" shall be the collective reference to (i) the Fee Letter, dated October 17, 2002, between the Borrower, the Administrative Agent and J.P. Morgan Securities Inc. and (ii) the Fee Letter, dated October 17, 2002, between the Borrower, Bank of America, N.A., and Banc of America Securities LLC.

     "Fees" shall mean the Facility Fees and the Agents' Fees.

     "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such corporation.

     "Five-Year Credit Agreement" shall mean the Five-Year Credit Agreement, dated as of November 28, 2001, as amended, supplemented or otherwise modified from time to time, among the Borrower, Raytheon Technical Services Company, a Delaware corporation, and Raytheon Aircraft

Company, a Kansas corporation, each as a Guarantor, the several lenders from time to time parties thereto, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Citicorp USA, Inc., Credit Suisse First Boston and Mizuho Financial Group, each as a documentation agent, Bank of America, N.A, as the syndication agent, and JPMorgan Chase Bank, as the administrative agent.

     "Fixed Rate Borrowing" shall mean a Borrowing comprised of Fixed Rate
Loans.

     "Fixed Rate Loan" shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

     "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

     "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

     "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other liability of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligations of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or liability or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or liability, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or liability of the payment of such Indebtedness or liability or
(c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or liability.

     "Guarantor" shall have the meaning assigned to such term in the preamble.

     "Hedge Agreements" shall mean all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

     "Indebtedness" of any person shall mean, as at any date of determination, all indebtedness (including capitalized lease obligations) of such person and its consolidated subsidiaries at such date that would be required to be included as a liability on a consolidated balance sheet (excluding the footnotes thereto) of such person prepared in accordance with GAAP applied on a basis consistent with the application used in the financial statements referred to in
Section 3.05.

     "Index Debt" shall mean the senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money of the Borrower.

     "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing, and, in addition, except with respect to any ABR Loan, the date of any prepayment of such Loan or conversion of such Loan to a Loan of a different Type.

     "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earlier of (i) the next succeeding March 31, June 30, September 30 or December 31 and (ii) subject to Section 2.05(a), the Maturity Date and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans comprising such Borrowing was extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. Notwithstanding anything to the contrary in this definition of "Interest Period", and except as provided in Section 2.05(a), any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

     "Lender Affiliate" shall mean (a) any Affiliate of any Lender, (b) any person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

     "Lenders" shall mean (a) the financial institutions listed on Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

     "Lien" shall mean, with respect to any asset of any person, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities that constitute assets of such person, any purchase option, call or similar right of a third party with respect to such securities.

     "Loans" shall mean the Revolving Loans and the Competitive Loans.

     "Mandatorily Redeemable Equity Securities" shall mean the 17,250,000 equity security units, including any remarketed securities, issued by the Borrower in May 2001. Each equity security unit consists of a contract to purchase shares of the Borrower's common stock on May 15, 2004, and a mandatorily redeemable equity security, with a stated liquidation amount of $50.00 due on May 15, 2004. The mandatorily redeemable equity security represents an undivided interest in the assets of RC Trust I, a Delaware business trust, formed for the purpose of issuing these securities and whose assets consist solely of subordinated notes issued by the Borrower.

     "Margin" shall mean, as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the Eurodollar Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

     "Margin Stock" shall have the meaning assigned to such term in Regulation U.

     "Material Adverse Effect" shall mean a materially adverse effect on the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole.

     "Materials of Environmental Concern" shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     "Maturity Date" shall mean the date which is 364 days after the Closing
Date.

     "Moody's" shall mean Moody's Investors Service, Inc.

     "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

     "Obligations" shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including Fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Borrower to the Lenders under this Agreement and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

     "Permitted Receivables Program" shall mean any receivables securitization program pursuant to which the Borrower or any of the Subsidiaries sells accounts receivable and related receivables to any non-Affiliate in a "true sale" transaction; provided, however, that any related indebtedness incurred to finance the purchase of such accounts receivable is not includible on the balance sheet of the Borrower or any Subsidiary in accordance with GAAP and applicable regulations of the Securities and Exchange Commission.

     "person" shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

     "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

     "Property" shall have the meaning assigned to such term in Section 3.17.

     "Ratio Certificate" shall mean a certificate, signed on behalf of the Borrower by a Financial Officer of the Borrower, delivered to the Administrative Agent on the Closing Date and as may be required by Section 5.04(c), and setting forth the calculations, in reasonable detail, required to determine compliance with all covenants set forth in Sections 6.05 (a) and (b) on the Closing Date or on the last day of any fiscal quarter, as the case may be.

     "Register" shall have the meaning given such term in Section 10.04(d).

     "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Required Lenders" shall mean, at any time, the holders of more than 50% of the Commitments then in effect or, if the Commitments have been terminated, the Aggregate Revolving Credit Exposure then outstanding.

     "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

     "Revolving Credit Borrowing" shall mean a Borrowing comprised of Revolving Loans.

     "Revolving Credit Exposure" shall mean, as to any Lender at any time, an amount equal to the aggregate principal amount of all Revolving Loans held by such Lender then outstanding.

     "Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01. Each Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Loan.

     "S&P" shall mean Standard & Poor's Ratings Service.

     "Significant Subsidiary" shall mean any Subsidiary that would be a "Significant Subsidiary" at such time, as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission as in effect on the Closing Date. Notwithstanding Regulation S-X, each Guarantor will at all times be deemed to be a Significant Subsidiary.

     "Solvent" when used with respect to any person, shall mean that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such person will, as of such date, exceed the amount of all "liabilities of such person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such person will, as of such date, be greater than the amount that will be required to pay the liability of such person on its debts as such debts become absolute and matured, (c) such person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     "Stockholders' Equity" shall mean, as at any date of determination, the stockholders' equity of the Borrower and its consolidated Subsidiaries as of such date, as determined in accordance with GAAP.

     "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     "Subsidiary" shall mean any subsidiary of the Borrower.

     "Term-out Loans" shall mean Loans the principal amount of which the Borrower allows to remain outstanding after the Maturity Date, but prior to the first anniversary of the Maturity Date, in accordance with subsection 2.05(a).

     "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it.

     "Total Capitalization" shall mean, as at any date of determination, the sum of Total Debt at such date and Mandatorily Redeemable Equity Securities and Stockholders' Equity at such date.

     "Total Commitment" shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.

     "Total Debt" shall mean, at a particular date, all amounts which would be included as indebtedness (including capitalized leases) on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP.

     "Transactions" shall have the meaning assigned to such term in
Section 3.02.

     "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Eurodollar Rate and the Alternate Base Rate.

     "Utilization Fee" shall have the meaning assigned to such term in
Section 2.06(b).

     "Utilization Percentage" shall mean on any day the percentage equivalent to a fraction (a) the numerator of which is the sum of the aggregate outstanding principal amount of (i) the Loans, (ii) the Loans (as defined under the Five-Year Credit Agreement) and (iii) the L/C Obligations (as defined under the Five-Year Credit Agreement); and (b) the denominator of which is the sum of (y) the aggregate Commitments (or, on any day after termination of the Commitments, the aggregate Commitments in effect immediately preceding such termination) and
(z) the aggregate Commitments (as defined under the Five-Year Credit Agreement) (or, on any day after termination of the Commitments (as defined under the Five-Year Credit Agreement), the aggregate Commitments (as defined under the Five-Year Credit Agreement) in effect immediately preceding such termination).

     "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference to this Agreement shall mean this Agreement as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 3.05.

                                   ARTICLE II

                                   The Credits

     SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the Closing Date, and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (a)(i) such Lender's Revolving Credit Exposure exceeding (ii) such Lender's Commitment or (b)(i) the aggregate amount of outstanding Loans exceeding (ii) the Total Commitment. Within the limits set forth in the preceding sentence, the Borrower may borrow, pay or prepay and reborrow Revolving Loans on or after the Closing Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

     SECTION 2.02. Loans. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in

Section 2.03. The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $10,000,000 or (ii) equal to the remaining available balance of the Total Commitment.

     (b) Subject to Sections 2.09 and 2.14, each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans or Fixed Rate Loans, and each Revolving Credit Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 15 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

     (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall by 12:00
(noon), New York City time, credit the amounts so received to an account with the Administrative Agent designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request, which account must be in the name of the Borrower or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent within one Business Day of demand therefor such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

     (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date, unless the Borrower has given notice to extend payment of the principal amount of the Loans until the first anniversary of the Maturity Date in accordance with subsection 2.05(a).

     SECTION 2.03. Competitive Bid Procedure. (a) In order to request Competitive Bids, the Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request (i) in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., New York City time, four Business Days before the proposed date of such Borrowing and (ii) in the case of a Fixed Rate

Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the proposed date of such Borrowing. A Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit D-1 may be rejected by the Administrative Agent and the Administrative Agent shall notify the Borrower of such rejection as promptly as practicable. Each Competitive Bid Request shall refer to this Agreement and specify (i) whether the Borrowing being requested is to be a Eurodollar Competitive Borrowing or a Fixed Rate Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and the location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the aggregate principal amount of such Borrowing, which shall be a minimum of $10,000,000 and an integral multiple of $1,000,000 and not greater than the Total Commitment then available; and (v) the Interest Period with respect thereto (which may not end after the Maturity Date unless the Borrower has given notice to extend payment of the principal amount of the Loans until the first anniversary of the Maturity Date in accordance with subsection 2.05(a)). Promptly after its receipt of a Competitive Bid Request that is not rejected, the Administrative Agent shall by telecopy in the form set forth in Exhibit D-2 invite the Lenders to bid to make Competitive Loans pursuant to the Competitive Bid Request.

     (b) Each Lender may make one or more Competitive Bids to the Borrower responsive to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent by telecopy in the form of Exhibit D-3,
(i) in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the format of Exhibit D-3 may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans and (z) the Interest Period applicable to such Loan or Loans and the last day thereof.

     (c) The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid shall have been made and the identity of the Lender that shall have made each bid.

     (d)  The Borrower may, subject only to the provisions of this paragraph
(d), accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject each Competitive Bid, (x) in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing and (y) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided, however, that
(i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower has decided to reject a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed (but may be less than) the principal amount specified in the Competitive Bid Request, (iv) if the Borrower shall accept a Competitive Bid or Bids made at a particular Competitive Bid Rate but the amount of such Competitive Bid or Bids would cause the total amount to be accepted by the Borrower to exceed the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such Competitive Bid or Bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids so accepted, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Bid and (v) except pursuant to clause
(iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph (d) shall be irrevocable.

     (e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, upon the terms and subject to the conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

     (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) above.

     SECTION 2.04.   Borrowing Procedure. In order to request a Borrowing
(other than a Competitive Borrowing, as to which this Section 2.04 shall not apply), the Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of a proposed Borrowing. Each Borrowing Request shall be irrevocable, signed by or on behalf of the Borrower, and shall specify the following information: (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.04 (and the contents thereof), and of each Lender's portion of the requested Borrowing.

     SECTION 2.05. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby agrees that the outstanding principal balance of each Revolving Loan shall be payable on the Maturity Date and the outstanding principal balance of each Competitive Loan shall be payable on the last day of the Interest Period applicable thereto. Each Loan shall bear interest from and including the date of such Loan on the outstanding principal balance thereof as set forth in Section
2.07. The Borrower may, upon written notice to the Administrative Agent given not more than 60 days and at least 15 days prior to the Maturity Date, extend the date upon which the principal amount of the Loans of the Lenders outstanding as of the Maturity Date will be due and payable to the first anniversary of the Maturity Date. If the Borrower gives notice to the Administrative Agent in accordance with the preceding sentence, the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans of such Lender on the first anniversary of the Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Article VII).

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid by such Lender from time to time under this Agreement.

     (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

     (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.05 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

     (e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

     SECTION 2.06.   Fees. (a) The Borrower agrees to pay to the
Administrative Agent for the account of each Lender a facility fee (a "Facility Fee") for the period from and including the Closing Date to the later of (i) the Maturity Date (or if the Borrower gives notice to the Administrative Agent pursuant to Section 2.05(a), the first anniversary of the Maturity Date) and
(ii) the date the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under this Agreement shall have been paid in full, computed at the Applicable Percentage on the average daily amount of the Commitments (whether used or unused) or, after the Maturity Date or after the Commitments have been otherwise terminated hereunder, the average daily amount of the Loans outstanding, of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the later of
(i) the Maturity Date (or if the Borrower gives notice to the Administrative Agent pursuant to Section 2.05(a), the first anniversary of the Maturity Date) and (ii) the date the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under this Agreement shall have been paid in full, commencing on the first of such dates to occur after the date hereof. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

     (b) The Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender, a utilization fee (a "Utilization Fee") at a rate per annum equal to 0.125% for each Excess Utilization Day during the period for which payment is made on the outstanding Loans of such Lender on such Excess Utilization Day. Such Utilization Fees shall be payable quarterly in arrears on the last day of each March, June, September and December and on the later of (i) the Maturity Date (or if the Borrower gives notice to the Administrative Agent pursuant to Section 2.05(a), the first anniversary of the Maturity Date) and
(ii) the date the Commitments have been terminated and the principal of and interest on each

Loan, all Fees and all other expenses or amounts payable under this Agreement shall have been paid in full, commencing on the first of such dates to occur after the Closing Date.

     (c) The Borrower agrees to pay to each of the Agents or their Affiliates, for their own account, the fees set forth in the Fee Letter at the times and in the amounts specified therein (the "Agents' Fees").

     (d) All Fees shall be paid on the dates due, in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

     SECTION 2.07.   Interest on Loans. (a) Subject to the provisions of
Section 2.08, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

     (b) Subject to the provisions of Section 2.08, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Revolving Loan, the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time and (ii) in the case of each Competitive Loan, the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03.

     (c) Subject to the provisions of Section 2.08, each Fixed Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower pursuant to
Section 2.03.

     (d) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The applicable Alternate Base Rate or Eurodollar Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.08. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.07 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the sum of the Alternate Base Rate plus 2.00%.

     SECTION 2.09. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that (a) Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or (b) the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to Lenders having Commitments representing at least 20% of the Total Commitment of making or maintaining Eurodollar Loans during such Interest Period, or (c) reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination (other than any such determination pursuant to clause (b) of the preceding sentence, to the extent the circumstances giving rise to such determination would also give Lenders the right to demand additional amounts pursuant to Section 2.13), until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Eurodollar Revolving Credit Borrowing pursuant to Section 2.04 shall be deemed to be a request for an ABR Borrowing and (ii) any request by the Borrower for a Eurodollar Competitive Borrowing pursuant to Section 2.03 shall be of no force and effect and shall be denied by the Administrative Agent. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

     SECTION 2.10. Termination and Reduction of Commitments. (a) The Commitments shall automatically terminate on the Maturity Date.

     (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $10,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the sum of the Aggregate Revolving Credit Exposure and the aggregate outstanding principal amount of the Competitive Loans at the time.

     (c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

     SECTION 2.11.   Conversion and Continuation of Revolving Credit
Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 10:00 a.m., New York City time, on the day of conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 10:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

     (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

     (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

     (iii) each conversion shall be effected by each Lender by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

     (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

     (v) subject to Section 2.05(a), any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing; and

     (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing.

     Each notice pursuant to this Section 2.11 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted into or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted into or continued as a Eurodollar Borrowing, the Interest Period with respect thereto (which, subject to Section 2.05(a), may not end after the Maturity Date). If no Interest Period is specified in any such notice with respect to any conversion into or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the other Lenders of any notice given pursuant to this Section 2.11 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.11 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.11 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing. The Borrower shall not have the right to continue or convert the Interest Period with respect to any Competitive Borrowing pursuant to this
Section 2.11.

     SECTION 2.12. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing (other than a Competitive Borrowing), in whole or in part, upon at least three Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000. The Borrower shall not have the right to prepay any Competitive Borrowing without the prior written consent of the relevant Lender.

     (b) In the event of any termination of the Commitments, the Borrower shall repay or prepay all its outstanding Revolving Credit Borrowings on the date of such termination. In the event of any partial reduction of the Commitments, then
(i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Lenders of the Aggregate Revolving Credit Exposure and (ii) if the Aggregate Revolving Credit Exposure would exceed the available Total Commitment after giving effect to such reduction, the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings in an amount sufficient to eliminate such excess.

     (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section
2.12 shall be subject to Section 2.15 but otherwise without premium or penalty. All prepayments of Eurodollar Loans under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

     SECTION 2.13. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement the adoption of, or any change in, applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

     (b) If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company (including the calculation thereof) as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

     (d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's right to demand such compensation. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed. Notwithstanding any other provision of this Section, no Lender shall be entitled to demand compensation hereunder in respect of any Competitive Loan if it shall have been aware of the event or circumstance giving rise to such demand at the time it submitted the Competitive Bid pursuant to which such Loan was made.

     SECTION 2.14. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

     (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon such Lender shall not submit a Competitive Bid in response to a request for a Eurodollar Competitive Loan and any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be); and

     (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

     (b) For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

     SECTION 2.15. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any event, other than a default by such Lender in the performance of its obligations hereunder, that results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Fixed Rate Loan or Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case prior to the end of the Interest Period in effect therefor or (iii) any Fixed Rate Loan or Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.11) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this sentence being called a "Breakage Event"). In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan or Fixed Rate Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.

     SECTION 2.16. Pro Rata Treatment. Except as provided in the two succeeding sentences with respect to Competitive Borrowings and as required under Section 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fees, each reduction of the Commitments and each continuation or conversion of any Borrowing to a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the available Commitments of the Lenders at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Lenders (including those Lenders that shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole Dollar amount.

     SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Revolving Loan or Loans as a result of which the unpaid principal portion of its Revolving Loans shall be proportionately less than the unpaid principal portion of the Revolving Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Loans of such other Lender, so that the aggregate unpaid principal amount of the Revolving Loans and participations in Revolving Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Loans then outstanding as the principal amount of its Revolving Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Revolving Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Revolving Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Revolving Loan directly to the Borrower in the amount of such participation.

     SECTION 2.18. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without defense, setoff or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York.

     (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

     SECTION 2.19. Taxes. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.18, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) income taxes imposed on the net income of the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a "Transferee")) and (ii) franchise taxes imposed on the net income of the Administrative Agent or any Lender (or Transferee), in each case by the jurisdiction under the laws of which the Administrative Agent or such Lender (or Transferee) is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called "Taxes"). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any Lender (or any Transferee),
(i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) the Administrative Agent or such Lender (or Transferee), as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement ("Other Taxes").

     (c) The Borrower will indemnify the Administrative Agent and each Lender (or Transferee) for the full amount of Taxes and Other Taxes paid by the Administrative Agent or such Lender (or Transferee), as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Administrative Agent or a Lender (or Transferee), or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Administrative Agent or any Lender (or Transferee), as the case may be, makes written demand therefor.

     (d) If the Administrative Agent or a Lender (or Transferee) receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or Transferee) and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender (or Transferee), shall repay the amount paid over to the Borrower (plus penalties, interest or other charges) to the Administrative Agent or such Lender (or Transferee) in the event the Administrative Agent or such Lender (or Transferee) is required to repay such refund to such Governmental Authority.

     (e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant Governmental Authority, the Borrower will deliver to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

     (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.19 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

     (g) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to each of the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8BEN, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.19(g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.19(g) that such Non-U.S. Lender is not legally able to deliver.

     (h) The Borrower shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed under applicable laws and regulations on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this paragraph (h) shall not apply
(x) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower and (y) to the extent the indemnity payment or additional amounts any Transferee, or any Lender (or Transferee), acting through a New Lending Office, would be entitled to receive (without regard to this paragraph (h)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (g) above.

     (i) Nothing contained in this Section 2.19 shall require any Lender (or any Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

     SECTION 2.20. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.19, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.13 and Section 2.15); provided further that if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's claim for compensation under Section 2.13 or notice under Section 2.14 or the amounts paid pursuant to
Section 2.19, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.14, or cease to result in amounts being payable under Section 2.19, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph
(b) below), or if such Lender shall waive its right to claim further compensation under Section 2.13 in respect of such circumstances or event or shall withdraw its notice under Section 2.14 or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.

     (b) If (i) any Lender shall request compensation under Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.19, then, such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or
(y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing, assignment, delegation and transfer.

                                   ARTICLE III

                         Representations And Warranties

     To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

     SECTION 3.01. Organization; Powers. The Borrower and each of the Significant Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect. The Borrower has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to borrow hereunder. Schedule 3.01 sets forth each Significant Subsidiary of the Borrower in existence on the Closing Date.

     SECTION 3.02. Authorization. The execution, delivery and performance by the Borrower of this Agreement and the borrowings hereunder (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Significant Subsidiary, (B) any order of any Governmental Authority or (C) any material provision of any material indenture, agreement or other instrument to which the Borrower or any Significant Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in material conflict with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a material default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such material indenture, agreement or other instrument or
(iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Significant Subsidiary.

     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

     SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except those which have been made or obtained.

     SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Lenders the consolidated balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries as of and for the fiscal year ended December 31, 2001, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly the financial condition and results of operations of the Borrower and its Subsidiaries as of such date and for such period and were prepared in accordance with GAAP applied on a consistent basis. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2002, June 30, 2002 and September 29, 2002, and the related unaudited consolidated statements of income and cash flows for the three-month periods ended on such dates, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the three-month periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). Such financial statements and the notes thereto, and Schedule 3.05, when taken together, disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof.

     SECTION 3.06. No Material Adverse Change. There has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2001.

     SECTION 3.07. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.07, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental

Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve this Agreement or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

     (b) None of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority (including any of the foregoing relating to the environment), where such violation or default could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.08. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

     (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X. Margin Stocks do not constitute 25% or more of the fair market value of the assets of the Borrower and the Subsidiaries subject to the restrictions of Section 6.01.

     SECTION 3.09. Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is (a) an "investment company", or a company "controlled" by an "investment company", as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935. SECTION 3.10. Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable by it on such returns and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiaries, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.

     SECTION 3.11. No Material Misstatements. Neither (a) the Confidential Information Memorandum nor (b) any other information, report, financial statement, exhibit or schedule furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant hereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

     SECTION 3.12. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under all Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation date applicable thereto before the Closing Date, exceed the fair market value of the assets of all Plans as of such date, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto before the Closing Date, exceed by more than $280 million the fair market value of the assets of all such underfunded Plans as of such dates.

     SECTION 3.13. No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any of its Contractual Obligations in any respect that has had or would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     SECTION 3.14. Ownership of Property; Liens; Insurance. The Borrower and each of its Significant Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 6.01. The Borrower and each of its Subsidiaries maintains with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, provided that nothing in this Section 3.14 shall preclude the Borrower or any Subsidiary from being self-insured (to the extent deemed prudent by the Borrower or such Subsidiary and customary with companies in the same or similar business).

     SECTION 3.15. Intellectual Property. The Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure of the Borrower and its Subsidiaries to have any such rights has had or would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no material claim that would reasonably be expected to have a Material Adverse Effect if adversely decided, has been asserted and is currently active and pending by any person (i) alleging that the business of the Borrower or its Subsidiaries as currently conducted infringes the Intellectual Property rights of a third party or (ii) challenging or questioning the use of any Intellectual Property of the Borrower or its Subsidiaries or the validity or effectiveness of any Intellectual Property of the Borrower or its Subsidiaries. Except for such activities as may be subject to authorization and consent pursuant to 28 U.S.C. Section 1498 or substantially equivalent law or regulation, to the Borrower's knowledge, the operation of the businesses of the Borrower and its Subsidiaries as currently conducted do not infringe any valid and enforceable Intellectual Property rights of any third party where a finding of such infringement would reasonably be expected to have a Material Adverse Effect.

     SECTION 3.16. Labor Matters. Except as, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law or regulation dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary, as applicable.

     SECTION 3.17. Environmental Matters. Except as, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect:

     (a) the facilities and properties owned, leased or operated by the Borrower or any Subsidiary (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

     (b) neither the Borrower nor any Subsidiary has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any Subsidiary (the "Business"), nor does any Responsible Officer of the Borrower have actual knowledge or a reasonable basis to believe that any such notice will be received or is being threatened;

     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Responsible Officer of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

     (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

     (g) neither the Borrower nor any Subsidiary has assumed any liability of any other person under Environmental Laws.

     SECTION 3.18. Solvency. The Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

                                   ARTICLE IV

                     Conditions Of Effectiveness and Lending

     The obligations of the Lenders to make Loans (including the initial Borrowing) hereunder are subject to the satisfaction of the following conditions:

     SECTION 4.01. All Borrowings. On the date of each Borrowing (other than, in the case of paragraph (b) below, a Borrowing that does not increase the aggregate principal amount of Loans outstanding of any Lender) and on the date of the conversion of Revolving Loans to Term-out Loans in accordance with Section 2.05(a):

          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or 2.04, as applicable, or conversion as required by Section 2.05, as the case may be.

          (b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing or conversion, as the case may be, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

          (c) At the time of and immediately after such Borrowing or conversion, as the case may be, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and the conversion of Revolving Loans to Term-out Loans pursuant to Section 2.05(a) by the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing or conversion as to the matters specified in paragraphs (b) (except as aforesaid) and (c) of this Section 4.01.

     SECTION 4.02. Effectiveness. On the date of effectiveness (which may or may not be the date of the initial Borrowing):

          (a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower, each Guarantor and each person listed on Schedule 2.01.

          (b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the Lenders and the Agents, the favorable written opinions of (i) Jay B. Stevens, Senior Vice President, Secretary and General Counsel of the Borrower and other appropriate in-house counsel with respect to the Guarantors and (ii) Bingham McCutchen LLP, special counsel for the Borrower, substantially to the effect set forth in Exhibits E and F, respectively, each (A) dated the date of the initial Borrowing, (B) addressed to the Administrative Agent, the Lenders and the Agents, and (C) covering such other matters relating to this Agreement and the transactions contemplated hereby as the Administrative Agent and the Syndication Agent may reasonably request as a result of any change in law or regulation after the Closing Date relating to such transactions or any material change in facts previously disclosed to the Lenders, or disclosure of facts not previously disclosed to the Lenders, and the Borrower hereby requests such counsel deliver such opinions.

          (c) Legal Matters. All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder shall be reasonably satisfactory to the Lenders and to Simpson Thacher & Bartlett, counsel for the Administrative Agent and the Syndication Agent.

          (d) Closing Certificates. The Administrative Agent and the Syndication Agent shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of the Borrower and each Guarantor, each certified by the relevant authority of the jurisdiction of organization, and a certificate as to the good standing of the Borrower and each Guarantor as of a recent date, from such relevant authority; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower and each Guarantor, each dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower or the relevant Guarantor, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower or the relevant Guarantor, as applicable, authorizing the execution, delivery and performance of this Agreement and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation of the Borrower or the relevant Guarantor, as applicable, has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Borrower or the relevant Guarantor, as applicable; (iii) a certificate of another officer of the Borrower or the relevant Guarantor, as applicable, as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or Simpson Thacher & Bartlett, counsel for the Administrative Agent and the Syndication Agent, may reasonably request.

          (e) Financial Officer's Certificate. The Administrative Agent and the Syndication Agent shall each have received (i) a certificate, dated the date of the initial Borrowing and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01 and (ii) a Ratio Certificate, setting forth the calculations, in reasonable detail, required to determine compliance with all covenants set forth in Sections 6.05(a) and (b) on the Closing Date and on the date of the initial Borrowing.

          (f) Fees and Expenses. The Administrative Agent and the other Agents and their Affiliates shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

          (g) Existing Credit Agreement. The Existing Credit Agreement shall have been terminated and the outstanding loans thereunder and accrued interest thereon and accrued and unpaid commitment fees owed thereunder shall have been paid in full.

          (h) Purchase and Sale Agreement. All capital, yield and other amounts outstanding to the Purchasers (as defined below) and the agents under the Fourth Amended and Restated Purchase and Sale Agreement, dated as of March 8, 2002, as amended, among, inter alia, Raytheon Aircraft Credit Corporation, Raytheon Aircraft Receivables Corporation and the existing purchasers thereunder (the "Purchasers") shall have been paid in full and all commitments thereunder shall have been terminated in full, except that Bank of America, N.A. (and any commercial paper conduit for which it is acting as agent), may retain an outstanding amount of capital and a commitment thereunder each in the amount of $1,000,000.

                                    ARTICLE V

                              Affirmative Covenants

     The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under this Agreement shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

     SECTION 5.01. Existence; Businesses and Properties. In the case of the Borrower and the Significant Subsidiaries:

          (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, except as otherwise expressly permitted under Section 6.03;

          (b) comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain, preserve and protect all property material to the conduct of its business; and

          (c) comply with all Contractual Obligations except to the extent that failure to comply therewith, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; and maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, provided that nothing in this Section 5.02 shall preclude the Borrower or any Subsidiary from being self-insured (to the extent deemed prudent by the Borrower or such Subsidiary and customary with companies in the same or similar business).

     SECTION 5.03. Payment of Obligations; Taxes. (a) Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (which , with respect to payment obligations, shall be any obligation of $50,000,000 or greater) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside; and

          (b) Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof unless and to the extent the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

     SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent and each Lender:

          (a) within 90 days after the end of each fiscal year, a consolidated balance sheet, statement of income and statement of cash flows showing the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of and for the fiscal year then ended, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, as the case may be, on a consolidated basis in accordance with GAAP;

          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet, statement of income and statement of cash flows showing the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of and for the fiscal quarter then ended and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower, as the case may be, on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;

          (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, (i) a Ratio Certificate and (ii) a certificate of a Financial Officer of the Borrower certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

          (d) promptly, after their becoming available, copies of all financial statements, stockholders reports and proxy statements that the Borrower shall have sent to its stockholders generally, and copies of all registration statements filed by the Borrower under the Securities Act of 1933, as amended (other than registration statements on Form S-8 or any registration statement filed in connection with a dividend reinvestment plan), and regular and periodic reports, if any, which the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency or agencies substituted therefor) under Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, or with any national securities exchange (other than those on Form 11-K or any successor form); provided, that documents required to be delivered under this clause (d) which are made available on the internet via the EDGAR, or any successor, system of the Securities and Exchange Commission shall be deemed delivered; and

          (e) promptly, from time to time, such other information regarding the Borrower or any Significant Subsidiary (including the operations, business affairs and financial condition of the Borrower or any Significant Subsidiary), or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

     SECTION 5.05. Litigation and Other Notices. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of any of the following, furnish to the Administrative Agent and each Lender written notice of the following:

          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

          (b) the filing or commencement of, or any notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or materially impair the Borrower's ability to perform its obligations under this Agreement;

          (c)  any change in the ratings by S&P or Moody's of the Index Debt;
     and

          (d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

     SECTION 5.06. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent and each Lender as soon as possible after, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows that, any ERISA Event has occurred that, alone or together with any other ERISA

     Event known to have occurred, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $75,000,000 in any year, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto

     SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain financial records in accordance with GAAP and, upon reasonable notice, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any Significant Subsidiary during normal business hours and to discuss the affairs, finances and condition of the Borrower or any Significant Subsidiary with the officers thereof and independent accountants therefor.

     SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in the preamble to this Agreement.

     SECTION 5.09. Environmental Laws. Except as, in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect:

          (a) Comply in all material respects with, and undertake all reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply as required in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

                                   ARTICLE VI

                               Negative Covenants

     The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under this Agreement have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:

     SECTION 6.01. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

          (a) Liens on property or assets of the Borrower or any of its Subsidiaries existing on the date hereof except, in the case of the Borrower, any such Lien securing Indebtedness for borrowed money in excess of $5,000,000 that is not set forth in Schedule 6.01, provided that all Liens permitted by this paragraph (a) shall secure only those obligations which they secure on the date hereof;

          (b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary;

          (c) Liens for taxes not yet past due or which are being contested in compliance with Section 5.03;

          (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

          (e) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

          (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than capital leases), statutory obligations, surety and appeal bonds, advance payment bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (h) Liens upon any property acquired, constructed or improved by the Borrower or any Subsidiary which are created or incurred within 360 days of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, including carrying costs (but no other amounts), provided that any such Lien shall not apply to any other property of the Borrower or any Subsidiary;

          (i) Liens on the property or assets of any Subsidiary in favor of the Borrower;

          (j) extensions, renewals and replacements of Liens referred to in paragraphs (a) through (i) of this Section 6.01, provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;

          (k) any Lien of the type described in clause (c) of the definition of the term "Lien" on securities imposed pursuant to an agreement entered into for the sale or disposition of such securities pending the closing of such sale or disposition; provided such sale or disposition is otherwise permitted hereunder;

          (l) Liens arising in connection with any Permitted Receivables Program (to the extent the sale by the Borrower or the applicable Subsidiary of its accounts receivable is deemed to give rise to a Lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof); and

          (m) Liens to secure Indebtedness if, immediately after the grant thereof, the aggregate amount of all Indebtedness secured by Liens that would not be permitted but for this clause (m), when aggregated with the amount of Indebtedness permitted by Section 6.04(h), does not exceed the greater of (i) $100,000,000 or (ii) 15% of Consolidated Net Tangible Assets as shown on the most recent consolidated balance sheet delivered pursuant to Section 3.05 or 5.04(a) or (b), as the case may be.

     SECTION 6.02. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease back such property; provided, however, that the Borrower and the Subsidiaries may enter into any such transaction to the extent the Lien on any such property would be permitted by Section 6.01(m).

     SECTION 6.03. Mergers, Consolidations and Sales of Assets. In the case of the Borrower, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of, or permit the sale, transfer, lease or other disposition of (in one transaction or in a series of transactions) all or substantially all of its assets (including any Subsidiary), or agree to do any of the foregoing; provided, however, that any person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation if no Event of Default or Default shall have occurred and be continuing or would occur immediately after giving effect thereto; provided, further, that nothing in this Section 6.03 shall prohibit the sale of the capital stock or assets of either or both Guarantors.

     SECTION 6.04. Subsidiary Indebtedness. Permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

          (a)  Indebtedness existing on the date hereof and set forth in
     Schedule 6.04 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

          (b)  Indebtedness issued to the Borrower or any other Subsidiary;

          (c) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

          (d) Indebtedness of any person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such person becomes a Subsidiary and is not created in contemplation of or in connection with such person becoming a Subsidiary;

          (e) Indebtedness as an account party in respect of trade letters of credit;

          (f) Indebtedness arising in connection with any Permitted Receivables Program (to the extent the sale by the applicable Subsidiary of its accounts receivable is deemed to be Indebtedness of such Subsidiary);

          (g) performance, advance payment, warranty and bid guarantees and other similar guarantees of payment (other than in respect of Indebtedness for borrowed money) made by a Subsidiary in the ordinary course of business; and

          (h) other Indebtedness in an aggregate principal amount, when aggregated with the amount of all Indebtedness secured by Liens permitted by Section 6.01(m), not exceeding the greater of (i) $100,000,000 or (ii) 15% of Consolidated Net Tangible Assets as shown on the most recent consolidated balance sheet delivered pursuant to Section 3.05 or 5.04(a) or
     (b), as the case may be.

     SECTION 6.05. Financial Covenants. (a) Debt to Capitalization. Permit Total Debt to exceed (i) 55% of Total Capitalization at any time to but excluding June 28, 2004 and (ii) 50% of Total Capitalization at any time from and including June 28, 2004 and thereafter.

          (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter (i) after the Closing Date until, but excluding, June 28, 2004 to be less than 2.5 to 1.0 and (ii) commencing June 28, 2004 and thereafter to be less than 3.0 to 1.0.

                                   ARTICLE VII

                                Events Of Default

     In case of the happening of any of the following events ("Events of Default"):

          (a) any representation or warranty made or deemed made in or in connection with this Agreement or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to this Agreement, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

          (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under this Agreement, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days following notice thereof;

          (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI;

          (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in this Agreement (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

          (f) the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (excluding guarantees, which are covered by clause (ii) below) in a principal amount in excess of $50,000,000, when and as the same shall become due and payable, or (ii) fail to make any payment under any guarantee, if the aggregate amount of the guaranteed obligations is in excess of $50,000,000, except to the extent the Borrower or such Subsidiary is contesting in good faith the requirement to make such payment, or (iii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (iii) is to cause such Indebtedness to become due prior to its stated maturity;

          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or a Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or a Significant Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Significant Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (h) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

          (i) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not adequately covered by insurance as to which the insurance company has acknowledged coverage in writing) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

          (j) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events that have occurred could reasonably be expected to result in a Material Adverse Effect;

          (k)  there shall have occurred a Change in Control; or

          (l) the Guarantee contained in Article IX of this Agreement shall cease, for any reason (other than in accordance with Section 10.17), to be in full force and effect with respect to any Guarantor or the Borrower or any Guarantor or any Affiliate of the Borrower or any Guarantor shall so assert;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.

                                  ARTICLE VIII

                            The Administrative Agent

     In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase Bank is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent.

     Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in this Agreement. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (or, when expressly required hereunder, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of

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                                                                              41

legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

     Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

     With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

     Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees, that shall not have been reimbursed by the Borrower and
(b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any action taken or omitted by it or any of them under this Agreement, to the extent the same shall not have been reimbursed by the Borrower, provided that no Lender shall be liable to the Administrative Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder. Each Lender further acknowledges that (i)

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                                                                              42

the Syndication Agent and the Documentation Agents have no duties or obligations as such under this Agreement and (ii) with respect to its Loans made or renewed by it, the Syndication Agent and each Documentation Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include the Syndication Agent and each Documentation Agent in its individual capacity.

                                   ARTICLE IX

                                    Guarantee

     In order to induce the Lenders to extend credit hereunder and in consideration therefor, each Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

     Each Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Guarantor hereunder shall not be affected by the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of this Agreement or otherwise, or, except as specifically provided therein, by any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any other agreement.

     Each Guarantor further agrees that its Guarantee hereunder constitutes a promise of payment when due and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of the Borrower or any other person.

     The obligations of either Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of either Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of either Guarantor or otherwise operate as a discharge of either Guarantor as a matter of law or equity.

     Each Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of the Borrower or otherwise.

     In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against either Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in immediately available Dollars the amount of such unpaid Obligation.

     Anything herein to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in the paragraph below).

     Each Guarantor hereby agrees that to the extent that either Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against the other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor's right of contribution shall be subject to the terms and conditions of the following paragraph. The provisions of this paragraph shall in no respect limit the obligations and liabilities of either Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

     Upon payment by either Guarantor of any sums as provided above, all rights of either Guarantor against the Borrower arising as a result thereof by way of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations.

                                    ARTICLE X

                                  Miscellaneous

     SECTION 10.01. Notices. Unless otherwise specified herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Borrower or the Guarantors, at 141 Spring Street, Lexington, Massachusetts 02421 Attention of Cheryl Norden (Telecopy No.
     (781) 860-2505); with a copy to Stephen J. Iglowski at the same address;

          (b) if to the Administrative Agent, to JPMorgan Chase Bank, One Chase Manhattan Plaza, 8th Floor, New York, New York 10017, Attention of Doris Mesa (Telecopy No. (212) 552-5650), with a copy to JPMorgan Chase Bank, at 270 Park Avenue, New York, New York 10017, Attention of Mr. Richard Smith (Telecopy No. (212) 270-5127); and

          (c) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this
Section 10.01.

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                                                                              44

     SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.19 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender.

     SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     SECTION 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

     (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate, (x) the Administrative Agent and (unless an Event of Default shall have occurred and be continuing) the Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld) and (y) unless the Borrower and the Administrative Agent shall otherwise agree to a lower dollar amount, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or the entire remaining amount of the assigning Lender's Commitment), unless such Lender is making a substantially simultaneous assignment to the same assignee pursuant to Section 10.04(b) of the Five-Year Credit Agreement in which case the aggregate of the amount of the Commitment of the assigning Lender subject to the assignment under this Agreement and the amount of the commitment of the assigning Lender subject to the assignment under the Five-Year Credit Agreement shall not be less than $10,000,000, (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this
Section 10.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 10.05, as well as to

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                                                                              45

any Fees accrued for its account and not yet paid). Any assignment by a Lender of rights and/or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and/or obligations, as the case may be, in accordance with paragraph (f) of this Section 10.04.

     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Revolving Loans and Competitive Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, and such entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) above and, if required, the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Borrower. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

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                                                                              46

     (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 (and shall have the duty to mitigate under Section 2.20) to the same extent as if they were Lenders (provided, that unless such participation was consented to by the Borrower, each participating bank or other entity shall only be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as its participating Lender) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or increasing or extending the Commitments).

     (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, "Company Private" or "Proprietary", each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.

     (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank without the consent of the Borrower or the Administrative Agent to secure extensions of credit by such Federal Reserve Bank to such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

     (i) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

     (j) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC") of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01 or 2.03(e), provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender (and, if such Loan is a Competitive Loan, shall be deemed to utilize the Commitments of all the Lenders) to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with

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                                                                              47

the related Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section
10.04 or in Section 10.16, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

     SECTION 10.05. Expenses; Indemnity. (a) The Borrower agrees (i) to pay all reasonable out-of-pocket expenses incurred by the Agents and the Arrangers in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof (whether or not the transactions hereby or thereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett, counsel for the Agents and (ii) to pay all out-of-pocket expenses incurred by any Agent, either Arranger or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or in connection with the Loans made hereunder, including the fees, charges and disbursements of Simpson Thacher & Bartlett, counsel for the Agents, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel (including the allocated charges of in-house counsel) for any Agent or any Lender. The Borrower shall not be obligated to reimburse out-of-pocket legal expenses pursuant to the preceding sentence for more than one law firm for the Agents incurred in connection with the preparation of this Agreement or in connection with any particular amendment, modification or waiver of the provisions hereof.

     (b) The Borrower agrees to indemnify each Agent, each Arranger and each Lender, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees, advisors and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or wilful misconduct of such Indemnitee.

     (c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of any Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

     SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any affiliate, branch or agency thereof to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 10.07. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

     SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or the payment of any Facility Fee, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the Facility Fees or Utilization Fees of any Lender without the prior written consent of such Lender, (iii) except in accordance with Section 10.17, reduce or terminate the obligations of either Guarantor, without the prior written consent of each Lender or (iv) amend or modify the provisions of Section 2.16, the provisions of Section 10.04(i), the provisions of this Section or the definition of the term "Required Lenders", without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

     SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     SECTION 10.10. Entire Agreement. This Agreement and the Fee Letter constitute the entire contract among the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 10.11.

     SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 10.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section
10.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

     SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     SECTION 10.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

     (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     (d) The Administrative Agent, each Lender, the Borrower and each Guarantor hereby irrevocably and unconditionally waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

     SECTION 10.16. Confidentiality. The Administrative Agent and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, any Lender or any Lender Affiliate shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information, (b) to the extent requested by any regulatory authority or examining authority, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (d) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder, (e) to the extent permitted by Section 10.04(g), or (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Agreement or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, "Information" shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent or any Lender based on any of the foregoing) that are received from the Borrower or any Subsidiary and related to the Borrower, any Subsidiary or any employee, customer or supplier of the Borrower, other than any of the foregoing that were available to the Administrative Agent or any Lender on a non-confidential basis prior to its disclosure thereto by the Borrower, and which are in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential, "Company Private" or "Proprietary". The provisions of this Section 10.16 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

     SECTION 10.17. Release of Guarantees. (a) Notwithstanding anything to the contrary contained herein, , so long as no Default or Event of Default shall have occurred and be continuing, the Guarantees created by Article IX of this Agreement automatically shall be terminated and be of no further force or effect and the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action reasonably requested by the Borrower (it being understood that the Administrative Agent shall not refuse to take any reasonable action) to further evidence or document such automatic release of the Guarantees created by Article IX of this Agreement, but in each case only (i) to the extent necessary to permit the sale of all or substantially all of the stock or of all or substantially all of the assets of either Guarantor, (ii) to the extent necessary to permit the consummation of any transaction that has been consented to in accordance with Section 10.08 or (iii) under the circumstances described in paragraph (b) below.

          (b) So long as no Default or Event of Default shall have occurred and be continuing, on the first date after the Closing Date on which the Borrower has Index Debt of BBB or better from S&P and Baa2 or better from Moody's, in each case on "stable watch" or the equivalent, the Guarantees created by Article IX of this Agreement automatically shall be terminated and be of no further force or effect and the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action reasonably requested by the Borrower (it being understood that the Administrative Agent shall not refuse to take any reasonable action) to further evidence or document such automatic release of the Guarantees created by Article IX of this Agreement.

     SECTION 10.18. Waiver and Consent of the Existing Credit Agreement. Each Lender which is a Lender (as defined under the Existing Credit Agreement) under the Existing Credit Agreement hereby (i) waives the requirement of Sections 2.10 and 2.12 of the Existing Credit Agreement that termination of Commitments (as defined under the Existing Credit Agreement) and prepayments of Loans (as defined under the Existing Credit Agreement), respectively, may only be made upon at least 3 Business Days' prior irrevocable written notice and (ii) consents to the Borrower prepaying the Loans (as defined under the Existing Credit Agreement) and terminating the Commitments (as defined under the Existing Credit Agreement) under the Existing Credit Agreement on the date of effectiveness of this Agreement.

     [Remainder of page left blank intentionally; Signature page to follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       RAYTHEON COMPANY,
                                       as the Borrower

                                       By:
                                          --------------------------
                                       Name:
                                       Title:

                                       RAYTHEON TECHNICAL SERVICES COMPANY,
                                       as a Guarantor

                                       By:
                                          --------------------------
                                       Name:
                                       Title:

                                       RAYTHEON AIRCRAFT COMPANY,
                                       as a Guarantor

                                       By:
                                          --------------------------
                                       Name:
                                       Title:

                                       JPMORGAN CHASE BANK,
                                       as a Lender and as Administrative Agent,

                                       By:
                                          --------------------------
                                       Name:
                                       Title:

                                       BANK OF AMERICA, N.A.,
                                       as Syndication Agent and as a Lender

                                       By:
                                          --------------------------
                                       Name:
                                       Title:

                                       CITICORP USA, INC.,
                                       as Documentation Agent and as a Lender

                                       By:
                                          --------------------------
                                       Name:
                                       Title:

                                       CREDIT SUISSE FIRST BOSTON,
                                       as Documentation Agent and as a Lender

                                       By:
                                          --------------------------
                                       Name:
                                       Title:

                                                                Exhibit A to the
                                                        364-Day Credit Agreement

                                    [Form of]
                                RAYTHEON COMPANY
                          ADMINISTRATIVE QUESTIONNAIRE*

 (*Lenders party to the 364-Day Credit Agreement need to complete this form and submit the completed form as indicated below.)

Please provide the following details:

A)       FULL LEGAL BANK NAME:__________________________________

B) FULL LEGAL DOMESTIC LENDING OFFICE NAME AND ADDRESS:
          ______________________________________________________
          ______________________________________________________
         FAX NUMBER:____________________________________________
         TELEX NUMBER:__________________________________________

C) FULL LEGAL EURODOLLAR LENDING OFFICE NAME AND ADDRESS:
          ______________________________________________________
          ______________________________________________________
         FAX NUMBER:____________________________________________
         TELEX NUMBER:__________________________________________

D) FULL LEGAL COMPETITIVE LOAN LENDING OFFICE NAME AND ADDRESS:
          ______________________________________________________
          ______________________________________________________
         FAX NUMBER:____________________________________________
         TELEX NUMBER:_________________________________________

E) WHERE EXECUTION COPIES SHOULD BE SENT FOR SIGNATURE(S)**:
         ADDRESS: ______________________________________________
                  ______________________________________________
                  ______________________________________________
         ATTN:    ______________________________________________
                  ______________________________________________; or
         ELECTRONIC MAIL ADDRESS: ______________________________

** The Lender hereby acknowledges that, in the Administrative Agent's discretion, documents for execution may be sent by electronic mail or posted to a web site designated by the Administrative Agent.

            Please fax your completed questionnaire to Doris Mesa at
                    JPMorgan Chase Bank; fax (212) 552-5650.

F) WHERE CONFORMED (FINAL) COPIES SHOULD BE SENT:
         ADDRESS:_______________________________________________
                 _______________________________________________
                 _______________________________________________
         ATTN:   _______________________________________________
                 _______________________________________________
                 _______________________________________________

G) FOR BUSINESS AND/OR CREDIT MATTERS:
         CONTACT NAME/DEPT: ____________________________________
         TELEPHONE NUMBER: _____________________________________
         FAX NUMBER: ___________________________________________
         ELECTRONIC MAIL ADDRESS: ______________________________

H) FOR ADMINISTRATIVE/OPERATIONS MATTERS:
         CONTACT NAME/DEPT: ____________________________________
         TELEPHONE NUMBER:  ____________________________________
         FAX NUMBER: ___________________________________________
         ELECTRONIC MAIL ADDRESS: ______________________________

I) FOR COMPETITIVE BID REQUESTS:
         CONTACT NAME/DEPT: ____________________________________
         TELEPHONE NUMBER: _____________________________________
         FAX NUMBER: ___________________________________________
         ELECTRONIC MAIL ADDRESS: ______________________________

J) PAYMENT INSTRUCTIONS (PLEASE SPECIFY WHERE FUNDS, I.E. INTEREST, FEES, LOAN REPAYMENTS SHOULD BE WIRED):
         BANK NAME: ____________________________________________
         ABA, CHIPS #: _________________________________________
         ACCOUNT #: ____________________________________________
         CREDIT TO (if applicable): ____________________________
         REFERENCE: ____________________________________________
         ATTENTION: ____________________________________________

                                                                Exhibit B to the
                                                        364-Day Credit Agreement

                                    [Form of]
                            ASSIGNMENT AND ACCEPTANCE

     Reference is made to the 364-Day Competitive Advance and Revolving Credit Facility, dated as of November 25, 2002 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), among Raytheon Company, as the Borrower, Raytheon Technical Services Company, a Delaware corporation, and Raytheon Aircraft Company, a Kansas corporation, each as a Guarantor, the several lenders from time to time parties thereto (the "Lenders"), J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Citicorp USA, Inc., and Credit Suisse First Boston, each as a documentation agent, Bank of America, N.A, as the syndication agent, and JPMorgan Chase Bank, as the administrative agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

     1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 10.04(e) of the Credit Agreement), the interests set forth below (the "Assigned Interests") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 10.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.

     2. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.19(g) of the Credit Agreement, duly completed and executed by such Assignee,
(ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement and (iii) a processing and recordation fee of $3,500.

     3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment
(may not be fewer than 5
Business Days after the
Date of Assignment):

                           Amount Assigned
                           (Principal Amount                 Percentage Assigned of Applicable
                           Assigned and Identifying          Facility/Commitment (set forth, to
                           information as to individual      at least 8 decimals, as a percentage
  Facility/Commitment      Competitive Loans)                of the Total Commitments)
  -------------------      ----------------------------      ------------------------------------
Commitment                 $_____________                             _______%
Competitive Loans          $_____________                             _______%

                                                             Accepted: */

The terms set forth above
are hereby agreed to:

                                                             JPMORGAN CHASE BANK,
                                                             as Administrative Agent
--------------------, as
Assignor


By:                                                          By:
   -----------------------                                      -----------------------
  Name:                                                        Name:
  Title:                                                       Title:


                                                             RAYTHEON COMPANY,
                                                             as the Borrower
--------------------, as
Assignor

By:                                                          By:
   -----------------------                                      -----------------------
  Name:                                                        Name:
  Title:                                                       Title:

----------
* To be completed to the extent consents are required under Section 11.04(b) of the Credit Agreement

                                                                Exhibit C to the
                                                        364-Day Credit Agreement

                                    [Form of]
                                BORROWING REQUEST

JPMorgan Chase Bank, as Administrative Agent for the Lenders referred to below,
270 Park Avenue
New York, NY 10017

Attention of [___________]

                                                                          [Date]

Ladies and Gentlemen:

     The undersigned, Raytheon Company, a Delaware corporation (the "Borrower"), refers to the 364-Day Competitive Advance and Revolving Credit Facility, dated as of November 25, 2002 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), among the Borrower, Raytheon Technical Services Company, a Delaware corporation, and Raytheon Aircraft Company, a Kansas corporation, each as a Guarantor, the several lenders from time to time parties thereto (the "Lenders"), J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Citicorp USA, Inc., and Credit Suisse First Boston, each as a documentation agent, Bank of America, N.A, as the syndication agent, and JPMorgan Chase Bank, as the administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it requests a Revolving Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Date of Borrowing (which is a Business Day)       ______________________

(B) Principal Amount of Borrowing */                  ______________________

(C) Interest rate basis **/                           ______________________

(D) Interest Period and the last day thereof ***/     ______________________

(E) Funds are requested to be disbursed to the Borrower's account with JPMorgan Chase Bank (Account No.___________)

----------
*/ Not less than $10,000,000 and in an integral multiple of $1,000,000, but in any event not exceeding the Total Commitment then available.

**/  Specify Eurodollar Borrowing or ABR Borrowing

***/ Which shall be subject to the definition of "Interest Period" and end not later than the Maturity Date.

     Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the applicable conditions to lending specified in Sections 4.01(b) and 4.01(c) of the Credit Agreement have been satisfied.


                                            RAYTHEON COMPANY,

                                            By:
                                               --------------------------------
                                                Name:
                                                Title: [Responsible Officer]

                                                              Exhibit D-1 to the
                                                        364-Day Credit Agreement

                                    [Form of]
                             COMPETITIVE BID REQUEST

JPMorgan Chase Bank, as Administrative Agent for
the Lenders referred to below,
270 Park Avenue
New York, N.Y.  10017

                                                                          [Date]

Attention:  [____________]

Dear Sirs:

     The undersigned, Raytheon Company, a Delaware corporation (the "Borrower"), refers to the 364-Day Competitive Advance and Revolving Credit Facility, dated as of November 25, 2002 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), among the Borrower, Raytheon Technical Services Company, a Delaware corporation, and Raytheon Aircraft Company, a Kansas corporation, each as a Guarantor, the several lenders from time to time parties thereto (the "Lenders"), J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Citicorp USA, Inc., and Credit Suisse First Boston, each as a documentation agent, Bank of America, N.A, as the syndication agent, and JPMorgan Chase Bank, as the administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03(a) of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:

(A)  Date of Competitive Borrowing
     (which is a Business Day)           ____________________

(B)  Principal Amount of
     Competitive Borrowing  1            ____________________

(C)  Interest rate basis  2              ____________________

(D)  Interest Period and the last
     day thereof  3                      ____________________

----------
1 Not less than $10,000,000 (and in an integral multiples of $1,000,000) and not greater than the Total Commitment then available.

2    Eurodollar Loan or Fixed Rate Loan.

3 Which shall be subject to the definition of "Interest Period" and end not later than the Maturity Date.

     Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Sections 4.01(b) and 4.01(c) of the Credit Agreement have been satisfied.


                                 Very truly yours,

                                 RAYTHEON COMPANY,

                                 By:
                                    --------------------------------
                                      Name:
                                      Title: [Responsible Officer]

                                                              Exhibit D-2 to the
                                                        364-Day Credit Agreement

                                    [Form of]
                        NOTICE OF COMPETITIVE BID REQUEST

[Name of Lender]
[Address]

Attention:

                                                                          [Date]

Dear Sirs:

     Reference is made to the 364-Day Competitive Advance and Revolving Credit Facility, dated as of November 25, 2002 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), among Raytheon Company, as the Borrower, Raytheon Technical Services Company, a Delaware corporation, and Raytheon Aircraft Company, a Kansas corporation, each as a Guarantor, the several lenders from time to time parties thereto (the "Lenders"), J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Citicorp USA, Inc., and Credit Suisse First Boston, each as a documentation agent, Bank of America, N.A, as the syndication agent, and JPMorgan Chase Bank, as the administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower made a Competitive Bid Request on [__________], [____], pursuant to Section 2.03(a) of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time].1/ Your Competitive Bid must comply with Section 2.03(b) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

(E)  Date of Competitive Borrowing                    ____________________

(F)  Principal amount of Competitive Borrowing        ____________________

(G)  Interest rate basis                              ____________________

(H)  Interest Period and the last day thereof         ____________________

                                   Very truly yours,

                                   JPMORGAN CHASE BANK, as Administrative Agent,

                                    by
                                      ---------------------------------
                                   Name:
                                   Title:

----------
1 The Competitive Bid must be received by the Administrative Agent (i) in the case of Eurodollar Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (ii) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the Business Day of a proposed Competitive Borrowing.

                                                              Exhibit D-3 to the
                                                        364-Day Credit Agreement

                                    [Form of]
                                 COMPETITIVE BID

JPMorgan Chase Bank, as Administrative Agent for
the Lenders referred to below,
270 Park Avenue
New York, N.Y.  10017

                                                                          [Date]

Attention:  [_____________]

Dear Sirs:

     The undersigned, [Name of Lender], refers to the 364-Day Competitive Advance and Revolving Credit Facility, dated as of November 25, 2002 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), among Raytheon Company, as the Borrower, Raytheon Technical Services Company, a Delaware corporation, and Raytheon Aircraft Company, a Kansas corporation, each as a Guarantor, the several lenders from time to time parties thereto (the "Lenders"), J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Citicorp USA, Inc., and Credit Suisse First Boston, each as a documentation agent, Bank of America, N.A, as the syndication agent, and JPMorgan Chase Bank, as the administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes a Competitive Bid pursuant to Section 2.03(b) of the Credit Agreement, in response to the Competitive Bid Request made by the Borrower on [___________], [____], and in that connection sets forth below the terms on which such Competitive Bid is made:

(I)  Principal Amount  1/               ____________________

(J)  Competitive Bid Rate  2/           ____________________

(K)  Interest Period and last
      day thereof                       ____________________

----------
1 Not less than $5,000,000 or greater than the requested Competitive Borrowing and in integral multiples of $1,000,000. Multiple bids will be accepted by the Administrative Agent.

2    I.e., Eurodollar Rate + or -   %, in the case of Eurodollar Loans, or    %,
     in the case of Fixed Rate Loans.

     The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Section 2.03(d) of the Credit Agreement.


                                   Very truly yours,

                                   [Name of Lender],

                                   By
                                     ---------------------------------
                                     Name:
                                     Title:

                                                              Exhibit D-4 to the
                                                        364-Day Credit Agreement

                                    [Form of]
                      COMPETITIVE BID ACCEPT/REJECT LETTER

JPMorgan Chase Bank, as Administrative Agent for
the Lenders referred to below,
270 Park Avenue
New York, N.Y.  10017

                                                                          [Date]
Attention:  [___________]

Dear Sirs:

          The undersigned, Raytheon Company (the "Borrower"), refers to the 364-Day Competitive Advance and Revolving Credit Facility, dated as of November 25, 2002 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), among the Borrower, Raytheon Technical Services Company, a Delaware corporation, and Raytheon Aircraft Company, a Kansas corporation, each as a Guarantor, the several lenders from time to time parties thereto (the "Lenders"), J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Citicorp USA, Inc., and Credit Suisse First Boston, each as a documentation agent, Bank of America, N.A, as the syndication agent, and JPMorgan Chase Bank, as the administrative agent for the Lenders (in such capacity, the "Administrative Agent").

          In accordance with Section 2.03(c) of the Credit Agreement, we have received a summary of bids in connection with our Competitive Bid Request dated ___________ and in accordance with Section 2.03(d) of the Credit Agreement, we hereby accept the following bids for maturity on [date]:

       Principal Amount               Fixed Rate/Margin                Lender

         $                              [%]/[+/-. %]
         $

          We hereby reject the following bids:

       Principal Amount               Fixed Rate/Margin                Lender

              $                         [%]/[+/-. %]
              $

     The $___________ should be deposited in JPMorgan Chase Bank account number [_____________] on [date].


                                            Very truly yours,

                                            RAYTHEON COMPANY,

                                            By:
                                               --------------------------------
                                               Name:
                                               Title:

                                                                Exhibit E to the
                                                        364-Day Credit Agreement

                                    [Form of]

                           Opinion of Jay B. Stephens*

                                 [See Opinions]

----------
* Opinions may be divided between one or more in-house counsel to the Borrower and each Guarantor, as deemed appropriate by the Borrower.

                                                                Exhibit F to the
                                                        364-Day Credit Agreement

                                    [Form of]

                Opinion of Bingham McCutchen LLP for the Borrower

                                  [See Opinion]

                                                                        SCHEDULE
                                                                            2.01
                                                 to the 364-Day Credit Agreement

                       COMMITMENTS AND LENDER INFORMATION

                                               Amount of          Commitment
                                             Commitment at       Percentage at
Lender                                       Effective Date     Effective Date4
-----------------------------------------   -----------------   ---------------

JPMorgan Chase Bank                         $  145,000,000.00        9.35%
270 Park Avenue, 38th Floor
New York, NY 10017
Attention: Richard Smith
Tel: (212) 270-5435
Fax: (212) 270-5127

Bank of America, N.A.                       $  145,000,000.00        9.35%
555 South Flower St.
CA9-706-11-07
Los Angeles, CA 90071
Attention: Charles Lilygren
Tel: (213) 228-2636
Fax: (213) 623-1959

Citicorp USA, Inc.                          $  120,760,869.50        7.79%
388 Greenwich Street
New York, NY 10013
Attention: Prakash Chonkar
Tel: (212) 816-5323
Fax: (212) 816-5711

Credit Suisse First Boston,                 $  120,760,869.50        7.79%
acting through it Cayman Islands Branch
11 Madison Avenue
New York, NY 10010
Attention: Jay Chall
Tel: (212) 325-9010
Fax: (212) 743-1843

----------
4 Percentages rounded to the second digit after the decimal point

                                               Amount of          Commitment
                                             Commitment at       Percentage at
Lender                                       Effective Date     Effective Date4
-----------------------------------------   -----------------   ---------------

Fleet National Bank                         $  100,000,000.00        6.45%
100 Federal Street
MA DE 100 10A
Boston, MA 02110
Attention: Deborah Dobbins
Tel: (617) 434-5455
Fax: (617) 434-0601

Societe Generale - Chicago Branch           $  100,000,000.00        6.45%
181 W. Madison
Chicago, IL 60602
Attention: Boyd Harman
Tel: (312) 578-5057
Fax: (312) 578-5099

Wachovia Bank, N.A.                         $  100,000,000.00        6.45%
301 South College Street
NC 0760
Charlotte, NC 28288
Attention: Rob Sevin
Tel: (704) 383-7546
Fax: (704) 374-4793

Bank of Tokyo-Mitsubishi Trust Company      $   75,000,000.00        4.84%
1251 Avenue of the Americas, 12th Floor
New York, NY 10020
Attention: Thomas Fennessey
Tel: (212) 782-6221
Fax: (212) 782-6445

Mizuho Corporate Bank, Ltd.                 $   75,000,000.00        4.84%
1251 Avenue of the Americas
New York, NY 10020
Attention: Hilary Zhang
Tel: (212) 282-3467
Fax: (212) 282-4488

UBS AG, Stamford Branch                     $   75,000,000.00        4.84%
677 Washington Boulevard
Stamford, CT 06901
Attention: Denise Conzo
Tel: (203) 719-3853
Fax: (203) 719-3888

                                               Amount of          Commitment
                                             Commitment at       Percentage at
Lender                                       Effective Date     Effective Date4
-----------------------------------------   -----------------   ---------------

Barclays Bank PLC                           $   50,000,000.00        3.23%
200 Park Avenue, 4th Floor
New York, NY 10166
Attention: Joseph Lucarelli
Tel: (212) 412-7610
Fax: (212) 412-5751

BNP Paribas                                 $   50,000,000.00        3.23%
787 Seventh Avenue
New York, NY 10019
Attention: Richard Pace
Tel: (212) 841-3266
Fax: (212) 841-3049

Credit Lyonnais New York Branch             $   50,000,000.00        3.23%
1301 Avenue of the Americas
New York, NY 10019
Attention: Scott Chappelka
Tel: (212) 261-7316
Fax: (212) 459-3179

Lehman Commercial Paper Inc.                $   50,000,000.00        3.23%
745 Seventh Avenue, 19th Floor
New York, NY 10019
Attention: G. Andrew Keith
Tel: (212) 526-4059
Fax: (646) 758-4656

The Bank of Nova Scotia                     $   50,000,000.00        3.23%
One Liberty Plaza
New York, NY 10006
Attention: Ben Sileo
Tel: (212) 225-5076
Fax: (212) 225-5254

The Royal Bank of Scotland PLC              $   50,000,000.00        3.23%
101 Park Avenue
New York, NY 10178
Attention: Richard Freedman
Tel: (212) 401-3742
Fax: (212) 401-3456

                                               Amount of          Commitment
                                             Commitment at       Percentage at
Lender                                       Effective Date     Effective Date4
-----------------------------------------   -----------------   ---------------

Morgan Stanley Bank                         $   43,478,261.00        2.81%
750 Seventh Avenue, 11th Floor
New York, NY 10020
Attention: Joseph DiTomaso
Tel: (212) 762-2320
Fax: (212) 762-0346

Mellon Bank, N.A.                           $   40,000,000.00        2.58%
1735 Market Street, 4th Floor
Philadelphia, PA 19103
Attention: J. Wade Bell
Tel: (215) 553-3875
Fax: (215) 553-4899

WestLB AG, New York Branch                  $   35,000,000.00        2.26%
1211 Avenue of the Americas
New York, NY 10036
Attention: Alan Bookspan
Tel: (212) 852-6023
Fax: (212) 852-6307

Bank One, NA                                $   25,000,000.00        1.61%
153 West 51st Street
New York, NY 10019
Attention: Randall Faust
Tel: (212) 373-1276
Fax: (212) 373-1403

Bayerische Landesbank Girozentrale,         $   25,000,000.00        1.61%
Cayman Islands Branch
560 Lexington Avenue, 17th Floor
New York, NY 10022
Attention: James H. Boyle
Tel: (212) 310-9817
Fax: (212) 310-9868

The Bank of New York                        $   25,000,000.00        1.61%
One Wall Street, 22nd Floor
New York, NY 10286
Attention: Kenneth Sneider
Tel: (212) 635-6863
Fax: (212) 635-1480

                                                                   SCHEDULE 2.01
                                                 to the 364-Day Credit Agreement

                       COMMITMENTS AND LENDER INFORMATION

                               [in separate file]

                                                                   SCHEDULE 3.01
                                                 to the 364-Day Credit Agreement

                            Significant Subsidiaries

Raytheon Technical Services Company

Raytheon Aircraft Company

Thornwood Trust

Raytheon Aircraft Holdings, Inc.

                                                                   SCHEDULE 3.05
                                                 to the 364-Day Credit Agreement

                    Financial Statements/Material Liabilities

                                      None.

                                                                   SCHEDULE 3.07
                                                 to the 364-Day Credit Agreement

                                   Litigation

Those matters described in Raytheon Company's Annual Report on Form 10-K for the year ended December 31, 2001 and in Raytheon Company's Quarterly Reports on
Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and
September 29, 2002.

                                                                   SCHEDULE 6.01
                                                 to the 364-Day Credit Agreement

                                 Existing Liens

                                      None.

                                                                   SCHEDULE 6.04
                                                 to the 364-Day Credit Agreement

                        Existing Subsidiary Indebtedness

                                      None.